NEW ENGLAND BANCSHARES, INC.
855 Enfield Street
Enfield, CT 06082

For Immediate Release

CONTACT:	Scott D. Nogles, Chief Financial Officer
(860) 253-5200

New England Bancshares, Inc. Reports Fourth Quarter
Earnings of $715,000 and Record Earnings of $3.2 Million
for Fiscal 2011

ENFIELD, CT, May 5, 2011 – New England Bancshares, Inc. (the “Company”) (NASDAQ GM: NEBS), the holding company for New England Bank, today announced net income for the quarter ended March 31, 2011 of $715,000, or $0.12 per diluted share, compared to $700,000, or $0.12 per diluted share, for the quarter ended March 31, 2010.  For the year ended March 31, 2011 the Company reported record net income of $3.2 million, or $0.53 per diluted share, compared to $1.7 million, or $0.28 per diluted share, for fiscal 2010.  The increases were primarily attributable to higher net interest income and lower provision for loan losses for the current year periods.

President’s Comments:

President and CEO David J. O’Connor commented, “Even in this challenging economic environment, the Company had its most successful year, earning $3.2 million.  Our net interest income increased 17.1% this fiscal year.  Management is aggressively focused on controlling overhead and improving asset quality.  Our commitment remains the same; to increase shareholder value by improving earnings per share and tangible book value.”

Results – Fourth Quarter, March 31, 2011:
•
Net interest income was $5.6 million for the three months ended March 31, 2011, an increase of $338,000, or 6.4%, compared to the same quarter last year.  Net interest margin for the quarter was 3.73% compared to 3.53% for the comparable period a year ago.

•
Non-interest income was $397,000 for the quarter ended March 31, 2011 compared to $746,000 for the year ago quarter.  In the prior year period the Company recorded $283,000 of gains on sale of securities as the Company sold its auction rate securities.

•
Non-interest expense was $4.7 million for the quarter ended March 31, 2011, an increase of $516,000 from the prior year.  During the quarter ended March 31, 2011 the Company recorded $253,000 of other real estate owned expenses and writedowns.

•	Non-accruing loans were $13.4 million at March 31, 2011 versus $9.0 million at March 31, 2010.
•	The Company has ample liquidity, ending fiscal 2011 with $33.1 million in cash and cash equivalents.

•	The Bank is well capitalized, as defined by regulatory agencies, with a Tier 1 capital ratio of 8.02%.

Results – Year Ended March 31, 2011:
•
For the year ended March 31, 2011, assets increased $7.0 million, or 1.0%; net loans increased $11.1 million, or 2.2%; and deposits increased $23.2 million, or 4.5%.  The Company’s borrowings with the FHLB have decreased $17.7 million from March 31, 2010.

•	Net interest income was $22.0 million, an increase of $3.2 million, or 17.1%, compared to the year ended March 31, 2010.
•
The provision for loan losses was $2.0 million and $3.0 million for the years ended March 31, 2011 and 2010, respectively.  For the current year period the Company recorded $953,000 of net charge-offs and the ratio of the allowance for loan losses to total loans increased to 1.07% at March 31, 2011.

•
Non-interest expense totaled $17.8 million for the year ended March 31, 2011, a $943,000 increase from the same period last year.  For the year ended March 31, 2011 the Company had a $609,000 increase in other real estate owned expenses and writedowns compared to fiscal 2010.

Statements contained in this news release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.  Subject to applicable laws and regulation, the Company does not undertake – and specifically disclaims any obligation – to publicly release the results of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

New England Bancshares, Inc. is headquartered in Enfield, Connecticut, and operates New England Bank with fifteen banking centers servicing the communities of Bristol, Cheshire, East Windsor, Ellington, Enfield, Manchester, Plymouth, Southington, Suffield, Wallingford and Windsor Locks.  For more information regarding New England Bank’s products and services, please visit www.nebankct.com.

Selected Financial Highlights
(unaudited)
(dollars in thousands, except per share data)

Income Statement Data	Three Months Ended March 31,		Year Ended March 31,
	2011	2010	2011	2010
Net interest and dividend income	$5,590	$5,252	$22,040	$18,826
Provision for loan losses	347	1,042	2,013	3,049
Non-interest income	397	746	2,526	2,945
Non-interest expense	4,675	4,159	17,777	16,834
Net income	715	700	3,154	1,676
Earnings per share:
Basic	$0.12	$0.12	$0.53	$0.28
Diluted	0.12	0.12	0.53	0.28

Dividends per share	$0.03	$0.02	$0.10	$0.08

Balance Sheet Data	March 31, 2011	March 31, 2010
Total assets	$682,044	$675,059
Total loans, net	526,595	515,504
Allowance for loan losses	5,686	4,625
Other real estate owned	1,496	2,846
Total deposits	540,769	517,572
Repurchase agreements	21,666	23,460
FHLB advances	39,113	56,860
Total equity	70,691	67,907
Book value per share	11.48	11.00
Tangible book value per share	8.55	8.00

Key Ratios	Three Months Ended March 31,		Year Ended March 31,
	2011	2010	2011	2010
Return on average assets	0.43%	0.42%	0.46%	0.25%
Return on average equity	4.14%	4.13%	4.55%	2.50%
Net interest margin	3.73%	3.53%	3.57%	3.16%

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